UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2016
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CHART INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio	44125
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (440) 753-1490

NOT APPLICABLE
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On July 14, 2016, Chart Industries, Inc. (the “Company”) announced the appointment of William C. Johnson, age 53, to the office of President and Chief Operating Officer effective July 13, 2016. Mr. Johnson succeeds Samuel F. Thomas as President of the Company, with Mr. Thomas remaining as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Johnson joins Chart after most recently serving as President and Chief Executive Officer at Dover Refrigeration & Food Equipment, Inc., a subsidiary of Dover Corporation. Mr. Johnson held multiple executive positions at Dover and its manufacturing companies, which he joined in August 2006 as Executive Vice President at Hill Phoenix, Inc. Prior to his tenure with Dover, Mr. Johnson served as President and Chief Executive Officer of Graham Corporation.
In accordance with the responsibilities of his offices with the Company, the Company and Mr. Johnson have agreed to an employment agreement (the “Employment Agreement”). The principal terms of the Employment Agreement provide that:

•	Mr. Johnson’s salary will be $550,000 on an annualized basis, commencing on July 13, 2016;

•
Mr. Johnson’s target short-term cash incentive amount for 2016 under the Company’s annual cash incentive program will be 100% of his salary, subject to proration for partial year service. Performance objectives will be similar to those set for other senior executives for 2016;

•
Mr. Johnson will be awarded an initial equity award made pursuant to the Company’s Amended and Restated 2009 Omnibus Equity Plan (the “Omnibus Equity Plan”) with a value approximating 218% of his annual base salary; the initial equity award under the Omnibus Equity Plan will consist of a mix of nonqualified stock options and restricted stock units which will vest over two years; subsequent equity awards will be made in the ordinary course of grants made to Company executives under the Company’s general long-term incentive program;

•	Mr. Johnson will have a car allowance in the amount of $1,000 per month; and

•
Consistent with the severance terms of other similarly situated executives of the Company, Mr. Johnson will receive severance protection terms which are equal to 1.5 times his base salary, cash incentive bonus target, and health and welfare benefits in a non- change in control setting, and 2 times his base salary, cash incentive bonus, and health and welfare benefits in a change in control setting, in each case if his employment is terminated by the Company without cause or if Mr. Johnson resigns for good reason.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
There are no arrangements or undertakings between Mr. Johnson and other persons pursuant to which he was selected to serve as the Company’s President and Chief Operating Officer, nor are there any family relationships between Mr. Johnson and any of the Company’s directors or executive officers. Mr. Johnson has no material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.
A copy of the news release announcing the appointment of Mr. Johnson is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Effective July 13, 2016, the Compensation Committee of the Board of Directors adopted Amendment No. 2 to the Amended and Restated Chart Industries, Inc. Voluntary Deferred Income Plan (the “Deferred Income Plan”). Amendment No. 2 to the Deferred Income Plan amends the eligibility requirements of the Deferred Income Plan to allow newly hired personnel to be eligible to participate in the Deferred Income Plan if their projected earnings (on an annualized basis) would qualify them for eligibility.

The foregoing description of Amendment No. 2 to the Deferred Income Plan is not complete and is qualified in its entirety by reference to Amendment No. 2 to the Deferred Income Plan, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated July 13, 2016, by and between Chart Industries, Inc. and William C. Johnson.
10.2	Amendment No. 2 to the Amended and Restated Chart Industries, Inc. Voluntary Deferred Income Plan.
99.1	Chart Industries, Inc. News Release, dated July 14, 2016, announcing the appointment of William C. Johnson to President and Chief Operating Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.
Date: July 14, 2016
By: /s/ Matthew J. Klaben Matthew J. Klaben Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated July 13, 2016, by and between Chart Industries, Inc. and William C. Johnson.
10.2	Amendment No. 2 to the Amended and Restated Chart Industries, Inc. Voluntary Deferred Income Plan.
99.1	Chart Industries, Inc. News Release, dated July 14, 2016, announcing the appointment of William C. Johnson to President and Chief Operating Officer.

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